Exhibit 99.1

For:	Immediate Release	Contact:	Andrea Short
	October 20, 2011		574-235-2000

1ST SOURCE ANNOUNCES THIRD QUARTER INCOME INCREASE
DIVIDEND ANNOUNCED

South Bend, IN – 1st Source Corporation (Nasdaq:SRCE), parent company of 1st Source Bank, today announced third quarter net income of $11.54 million, an increase of 3.01% over the $11.20 million in the third quarter 2010. For the first three quarters of the year, net income was $37.01 million versus $28.68 million a year earlier, a 29.07% increase. Diluted net income per common share for the third quarter of 2011 was $0.47 versus $0.39, up 20.51% over the same period in 2010. Diluted net income per common share for the first three quarters was $1.51, an increase of 57.29% compared to $0.96 in 2010.
At the October meeting, the Board of Directors approved a cash dividend of $0.16 per common share, payable on November 14, 2011 to shareholders of record on November 4, 2011.
Christopher J. Murphy III, Chairman of 1st Source, commented, “This was a solid quarter for 1st Source - no fireworks, just a sound performance as we continue to see the economy and our clients in a holding pattern. Our loan and lease loss provision for the third quarter was $1.26 million, up compared to $67,000 last quarter, and down from $5.58 million a year ago. Our nonperforming loans and leases were up slightly, and our third quarter net interest margin dropped a bit from last quarter to 3.66% from 3.72%.”
Mr. Murphy continued, “With the uproar over Wall Street and the investment banks, 1st Source remains a community bank and has stayed true to our clients by always keeping their best interests in mind.  Our conservative approach to managing the balance sheet and our business has resulted in our strong earnings. As an example, we never participated in low or no doc mortgages, sub-prime or Alt-A credit that have hurt so many banks across the country and led to the mortgage meltdown. Our goal has always been to provide value to our clients. We strive to be the most convenient place to bank, whether it is in person, online, over the phone, text banking, whatever the client prefers. We provide financial guidance to help our clients get ahead, and keep their best interests in mind with long-term thinking, the right products and services, and no surprises. Very personal, very straightforward, and very convenient. During this long down turn in the economy, we have concentrated on taking care of our clients, and helping them and our communities work through these tough times.”
As of September 30, 2011, the 1st Source common equity-to-assets ratio was 12.00% compared to 10.82% a year ago and the tangible common equity to tangible assets ratio was 10.17% compared to 9.03% a year earlier. Common shareholders' equity was $516.88 million, up 5.40% from the $490.41 million reported a year ago. Total assets at the end of the third quarter of 2011 were $4.31 billion, down 4.99% from a year ago. Total loans and leases were $3.08 billion, relatively flat from a year ago and total deposits were $3.45 billion, down slightly from September 30, 2010.

The 1st Source reserve for loan and lease losses as of September 30, 2011 is 2.73% of total loans and leases compared to 2.88% at September 30, 2010. Net charge-offs are $2.06 million in the third quarter 2011, compared with net charge-offs of $4.08 million in the same quarter a year ago. Year-to-date, net charge-offs of $6.19 million have been recorded in 2011, compared to net charge-offs of $14.49 million through September 30, 2010. The ratio of nonperforming assets to net loans and leases is 2.43% as of September 30, 2011, down from 3.09% on September 30, 2010.
Noninterest income for the third quarter was $20.23 million, down 11.08% from the same period in 2010. For the nine months, noninterest income was $60.61 million, a decrease of 5.71% from 2010. The decrease in noninterest income for the third quarter and year-to-date was primarily due to a reduction in mortgage banking income and equipment rental income.
Noninterest expense for the third quarter was $37.15 million, a 1.75% decrease from the $37.81 million reported in the third quarter a year earlier. Noninterest expense for the first nine months of 2011 was $111.57 million versus $114.57 million for the same period of 2010. The leading factors in the decrease are reduced loan and lease collection and repossession expense, depreciation on leased equipment, and FDIC and other insurance expense.
1st Source serves the northern half of Indiana and southwest Michigan and is the largest locally controlled financial institution headquartered in the area. While delivering a comprehensive range of consumer and commercial banking services through its community bank offices, 1st Source has distinguished itself with highly personalized services. 1st Source Bank also competes for business nationally by offering specialized financing services for new and used private and cargo aircraft, automobiles for leasing and rental agencies, medium and heavy duty trucks, construction and environmental equipment. The Corporation includes 75 community banking centers in 17 counties, 22 specialty finance locations nationwide, 8 trust and wealth management locations, and 7 1st Source Insurance offices. With a history dating back to 1863, 1st Source Bank has a tradition of providing superior service to clients while playing a leadership role in the continued development of the communities it serves.
In addition to the results presented in accordance with generally accepted accounting principles in the United States of America, this press release contains certain non-GAAP financial measures. 1st Source Corporation believes that providing non-GAAP financial measures provides investors with information useful to understanding our financial performance. Additionally, these non-GAAP measures are used by management for planning and forecasting purposes, including measures based on “tangible equity” which is “common shareholders’ equity” excluding intangible assets.
1st Source may be accessed on its home page at “www.1stsource.com.”  Its common stock is traded on the Nasdaq Global Select Market under "SRCE" and appears in the National Market System tables in many daily newspapers under the code name "1st Src". Except for historical information contained herein, the matters discussed in this document express “forward-looking statements.”

Generally, the words “believe,” “contemplate,” “seek,” “plan,” “possible,” “assume,” “expect,” “intend,” “targeted,” “continue,” “remain,” “estimate,” “anticipate,” “project,” “will,” “should,” “indicate,” “would,” “may”  and similar expressions indicate forward-looking statements. Those statements, including statements, projections, estimates or assumptions concerning future events or performance, and other statements that are other than statements of historical fact, are subject to material risks and uncertainties. 1st Source cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.
1st Source may make other written or oral forward-looking statements from time to time. Readers are advised that various important factors could cause 1st Source’s actual results or circumstances for future periods to differ materially from those anticipated or projected in such forward-looking statements. Such factors, among others, include changes in laws, regulations or accounting principles generally accepted in the United States; 1st Source’s competitive position within its markets served; increasing consolidation within the banking industry; unforeseen changes in interest rates; unforeseen downturns in the local, regional or national economies or in the industries in which 1st Source has credit concentrations; and other risks discussed in 1st Source’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, which filings are available from the SEC. 1st Source undertakes no obligation to publicly update or revise any forward-looking statements.

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1st SOURCE CORPORATION
3rd QUARTER 2011 FINANCIAL HIGHLIGHTS
(Unaudited - Dollars in thousands, except for per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,

	2011	2010	2011	2010
END OF PERIOD BALANCES
Assets			$4,305,941	$4,532,313
Loans and leases			3,083,294	3,112,179
Deposits			3,447,585	3,566,194
Reserve for loan and lease losses			84,210	89,509
Intangible assets			88,000	89,287
Common shareholders' equity			516,879	490,406
Total shareholders' equity			516,879	596,323

AVERAGE BALANCES
Assets	$4,342,406	$4,518,393	$4,396,250	$4,507,258
Earning assets	4,033,723	4,182,332	4,086,144	4,167,605
Investments	873,753	895,743	913,696	901,844
Loans and leases	3,096,168	3,129,445	3,083,747	3,116,927
Deposits	3,477,448	3,568,428	3,557,883	3,578,440
Interest bearing liabilities	3,211,939	3,357,917	3,299,348	3,384,473
Common shareholders' equity	513,556	492,025	501,774	482,418
Total shareholders' equity	513,556	597,728	501,774	587,795

INCOME STATEMENT DATA
Net interest income	$36,626	$37,184	$111,070	$108,335
Net interest income - FTE	37,216	38,019	113,014	110,909
Provision for loan and lease losses	1,260	5,578	3,525	15,764
Noninterest income	20,230	22,751	60,607	64,275
Noninterest expense	37,148	37,810	111,567	114,569
Net income	11,540	11,203	37,013	28,677
Net income available to common shareholders	11,540	9,482	37,013	23,528

PER SHARE DATA
Basic net income per common share	$0.47	$0.39	$1.51	$0.96
Diluted net income per common share	0.47	0.39	1.51	0.96
Common cash dividends declared	0.16	0.15	0.48	0.45
Book value per common share	21.35	20.26	21.35	20.26
Tangible book value per common share	17.71	16.57	17.71	16.57
Market value - High	24.00	18.99	24.00	20.36
Market value - Low	19.36	15.98	17.86	14.25
Basic weighted average common shares outstanding	24,213,063	24,247,236	24,246,041	24,247,468
Diluted weighted average common shares outstanding	24,223,432	24,253,883	24,255,357	24,254,026

KEY RATIOS
Return on average assets	1.05%	0.98%	1.13%	0.85%
Return on average common shareholders' equity	8.92	7.65	9.86	6.52
Average common shareholders' equity to average assets	11.83	10.89	11.41	10.70
End of period tangible common equity to tangible assets	10.17	9.03	10.17	9.03
Risk-based capital - Tier 1	14.96	16.86	14.96	16.86
Risk-based capital - Total	16.26	18.15	16.26	18.15
Net interest margin	3.66	3.61	3.70	3.56
Efficiency: expense to revenue	63.25	60.70	62.89	63.68
Net charge-offs to average loans and leases	0.26	0.52	0.27	0.62
Loan and lease loss reserve to loans and leases	2.73	2.88	2.73	2.88
Nonperforming assets to loans and leases	2.43	3.09	2.43	3.09

ASSET QUALITY
Loans and leases past due 90 days or more			$624	$1,104
Nonaccrual loans and leases			61,549	79,094
Other real estate			8,032	7,010
Former bank premises held for sale			1,514	2,190
Repossessions			4,918	9,665
Equipment owned under operating leases			389	311
Total nonperforming assets			77,026	99,374

1st SOURCE CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited - Dollars in thousands)
	September 30, 2011	September 30, 2010
ASSETS
Cash and due from banks	$57,986	$60,395
Federal funds sold and
interest bearing deposits with other banks	25,064	78,047
Investment securities available-for-sale
(amortized cost of $820,336 and $848,409 at
September 30, 2011 and 2010, respectively)	850,507	874,514
Other investments	18,974	22,047
Trading account securities	119	125
Mortgages held for sale	13,219	114,947

Loans and leases, net of unearned discount:
Commercial and agricultural loans	557,392	535,874
Auto, light truck and environmental equipment	442,127	397,297
Medium and heavy duty truck	152,703	174,459
Aircraft financing	613,706	620,996
Construction equipment financing	260,241	304,035
Commercial real estate	556,287	584,108
Residential real estate	404,063	395,334
Consumer loans	96,775	100,076
Total loans and leases	3,083,294	3,112,179
Reserve for loan and lease losses	(84,210)	(89,509)
Net loans and leases	2,999,084	3,022,670

Equipment owned under operating leases, net	75,096	84,430
Net premises and equipment	40,958	36,133
Goodwill and intangible assets	88,000	89,287
Accrued income and other assets	136,934	149,718

Total assets	$4,305,941	$4,532,313

LIABILITIES
Deposits:
Noninterest bearing	$560,932	$495,778
Interest bearing	2,886,653	3,070,416
Total deposits	3,447,585	3,566,194

Short-term borrowings:
Federal funds purchased and securities
sold under agreements to repurchase	124,779	145,887
Other short-term borrowings	16,159	26,337
Total short-term borrowings	140,938	172,224
Long-term debt and mandatorily redeemable securities	37,064	34,987
Subordinated notes	89,692	89,692
Accrued expenses and other liabilities	73,783	72,893
Total liabilities	3,789,062	3,935,990

SHAREHOLDERS' EQUITY
Preferred stock; no par value	-	105,917
Common stock; no par value	346,535	350,278
Retained earnings	183,007	155,633
Cost of common stock in treasury	(31,408)	(31,723)
Accumulated other comprehensive income	18,745	16,218
Total shareholders' equity	516,879	596,323

Total liabilities and shareholders' equity	$4,305,941	$4,532,313

1st SOURCE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited - Dollars in thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Interest income:
Loans and leases	$40,741	$43,722	$123,750	$129,091
Investment securities, taxable	4,694	4,931	14,088	15,611
Investment securities, tax-exempt	934	1,369	3,124	4,258
Other	217	219	707	743
Total interest income	46,586	50,241	141,669	149,703

Interest expense:
Deposits	7,756	10,790	24,273	34,768
Short-term borrowings	77	219	240	613
Subordinated notes	1,647	1,648	4,942	4,942
Long-term debt and mandatorily redeemable securities	480	400	1,144	1,045
Total interest expense	9,960	13,057	30,599	41,368

Net interest income	36,626	37,184	111,070	108,335
Provision for loan and lease losses	1,260	5,578	3,525	15,764
Net interest income after provision for loan and lease losses	35,366	31,606	107,545	92,571

Noninterest income:
Trust fees	3,902	3,870	12,305	11,677
Service charges on deposit accounts	4,748	4,918	13,622	14,813
Mortgage banking income	1,056	2,549	2,335	3,751
Insurance commissions	1,212	1,180	3,416	3,706
Equipment rental income	5,814	6,495	17,861	19,912
Other income	3,084	2,656	9,382	8,357
Investment securities and other investment gains	414	1,083	1,686	2,059
Total noninterest income	20,230	22,751	60,607	64,275

Noninterest expense:
Salaries and employee benefits	19,476	18,980	57,249	56,638
Net occupancy expense	2,237	2,200	6,608	6,626
Furniture and equipment expense	3,519	3,227	10,429	9,223
Depreciation - leased equipment	4,650	5,173	14,250	15,841
Professional fees	1,326	1,563	3,502	4,495
Supplies and communication	1,312	1,387	4,022	4,094
FDIC and other insurance	874	1,420	3,508	4,761
Business development and marketing expense	968	845	2,454	2,292
Loan and lease collection and respossession expense	1,387	1,449	4,211	5,822
Other expense	1,399	1,566	5,334	4,777
Total noninterest expense	37,148	37,810	111,567	114,569

Income before income taxes	18,448	16,547	56,585	42,277
Income tax expense	6,908	5,344	19,572	13,600

Net income	11,540	11,203	37,013	28,677
Preferred stock dividends and discount accretion	-	(1,721)	-	(5,149)
Net income available to common shareholders	$11,540	$9,482	$37,013	$23,528

The Nasdaq Global Select Market Symbol: "SRCE" (CUSIP #336901 10 3)
Please contact us at shareholder@1stsource.com